Exhibit 10.14

January 26, 2016	4776 New Broad Street, Suite 200 Orlando, FL 32814 T (407) 681-4700 F (407) 228-2872

James McGinn

Dear Jamie:

As we have discussed, your employment with REV Group, Inc., (the “Company”) will be terminated effective June 17, 2016, or an earlier date only if mutually agreed to by you and the Company, (the “Transition Date”). The purpose of this letter (the “Transition and Consultancy Agreement”) is to confirm the terms concerning your separation from employment and transition to an advisory role, as follows:

1. Resignation. You hereby resign from any and all positions and offices you hold with the Company or any of its Affiliates, and from any and all memberships you hold on any boards of directors or other governing boards of the Company or any of its Affiliates and any and all memberships you hold on any of the committees of any such boards (together, the “Resignations”), such Resignations to take effect as of the Transition Date. The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Transition Date. You agree to sign and return such documents confirming the Resignations as the Company, or any of its Affiliates, may reasonably request. For the purposes of this Transition and Consultancy Agreement, “Affiliates” means, with respect to an entity, all persons and entities directly or indirectly controlling, controlled by or under common control with such entity, where control may be by management authority, equity interest or otherwise.

2. Final Compensation. As of the Transition Date, you will acknowledge that you have received pay for all work you performed for the Company or any of its Affiliates through the Transition Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you had earned but not used as of the Transition Date, determined in accordance with Company policy and as reflected on the books of the Company as of the Transition Date. You acknowledge and agree that (a) such payments are in complete satisfaction of any and all compensation or benefits due to you from the Company or any of its Affiliates, whether for services provided to the Company or any of its Affiliates or otherwise, through the Transition Date and (b) except as expressly provided under this Transition and Consultancy Agreement, no further compensation, payments or benefits are owed or will be paid to you.

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3. Stay Bonus. The Company wishes you to stay through June 17, 2016 and as an incentive to do so, if you actively work through June 17, 2016, or an earlier date only if mutually agreed to by you and the Company, the Company will pay an additional amount of $77,516.35, which represents 19 weeks of pay, which is the equivalent of agreeing to pay you through the rest of the fiscal year. In addition the company agrees to pay you a guaranteed pro-rated bonus of eight (8) months at 100% of your bonus target. This amount is equal to $70,716.67 and shall be included in your last payroll payment for time worked.

4. Status of Employee Benefits, Paid Time Off and Expenses.

(a) Your participation in all employee benefit plans of the Company and its Affiliates, including without limitation any bonus, incentive, 401(k) or other compensation plans, will end as of the Transition Date, in accordance with the terms of those plans. You acknowledge that you will not continue to earn paid time off or other similar benefits after the Transition Date, including without limitation during the Consulting Period (as defined herein). You will receive information about your group health plan continuation under separate cover.

(b) Within two (2) weeks following the Transition Date, you must submit your final expense reimbursement statement for approval reflecting all business expenses you incurred through the Transition Date, if any, for which you seek reimbursement from the Company, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

5. Consulting Period.

(a) For a period of twelve (12) months following the Transition Date, unless earlier terminated in accordance with this Section 5 (the “Consulting Period”), you will serve as an advisor to the Company and its Subsidiaries and Affiliates and will report to Dean Nolden. In this capacity, you will perform duties and responsibilities as may be assigned to you from time to time by Mr. Nolden or his designee, for up to ten (10) hours per month for the first month of the Consulting Period and for up to approximately two (2) hours per month for the remaining months of the Consulting Period. Should additional consulting time be needed, the mutually agreed to billable rate is $175.00 per hour.

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(b) During the Consulting Period, the Company will pay or reimburse you for reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities under this Section 5, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time; provided that any business expenses in excess of $1,000 must be approved in advance by Mr. Nolden or his designee. All requests for payment or reimbursement under this Section 4(b) must be submitted for approval within thirty (30) days of the expense being incurred. The Company will reimburse you for authorized and documented expenses within thirty (30) days of receiving such request pursuant to its regular business practice.

(c) The Company may terminate the Consulting Period at any time upon notice to you. Notwithstanding the provisions of Section 6 hereof, in the event that the Consulting Period is terminated by the Company for Cause prior to the twelve (12)-month anniversary of the Transition Date, you will not receive any further Consulting Benefits (as defined herein) following the date of such termination. If the Consulting Period is terminated for any reason other than for Cause, you will continue to receive the Consulting Benefits. For the purposes of this Transition and Consultancy Agreement, “Cause”, as determined by the Company in its reasonable judgment, means (i) your gross negligence in the performance of your duties and responsibilities to the Company or its Affiliates that continues for a period of at least forty-five (45) days after your receipt of written notice from the Company regarding such gross negligence; (ii) your material breach of this Transition and Consultancy Agreement (including without limitation any breach of the Continuing Obligations (as defined herein) or any other agreement between you and the Company or any of its Affiliates (including without limitation the Company); or (iii) your fraud, embezzlement, theft or other material dishonesty with respect to the Company or any of its Affiliates.

(d) Nothing expressed or implied in this Section 5 is intended to create, nor shall be interpreted to create, any relationship between you and the Company, other than that of independent contractors. During the Consulting Period, you will have no authority hereunder to act in the name of the Company, or any of its respective Affiliates or to enter into any contract or agreement on behalf of the Company or any of its Affiliates.

6. Consulting Benefits. In consideration of your acceptance of this Transition and Consultancy Agreement and subject to your compliance in full with your obligations hereunder:

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The Company will pay you $212,150.00 for a consulting period of twelve (12) months following the Transition Date (the “Consulting Payments”), for the period from the day following the Transition Date through May 31, 2017, except to the extent that a duplication of benefits would result. All payments will be made by the Company in the form of gross monthly installments ($17,679.17), which will begin in June 2016, with the final payment to occur in May 2017; provided, that payments will not begin until at least five (5) business days following the later of the Effective Date (as defined herein) or the date the signed Transition and Consultancy Agreement is received by the Company.

(a) Provided that you timely elect to continue your participation and that of your eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or other applicable law, the Company will contribute 100%, on a non-taxable basis, to the monthly cost of the premium for such coverage, until the earlier of (i) the date that is twelve (12) months following the Transition Date and (ii) the date that you and your eligible dependents cease to be eligible for such coverage under applicable law or plan terms (together with the Consulting Payments, the “Consulting Benefits”). To be eligible for these Company premium contributions, however, you must notify the Company immediately if you begin new employment during the twelve (12) months following the Transition Date at such time that you are fully eligible for the new employer’s benefits plan. Notwithstanding the foregoing, if the payment by the Company of the premium contributions described herein will subject or expose the Company to taxes or penalties, you and the Company agree to renegotiate the provisions of this Section 5(b) in good faith and enter into a substitute arrangement pursuant to which the Company will not be subjected or exposed to taxes or penalties and you will be provided with payments or benefits with an economic value that is no less than the economic value of the premium contributions described herein.

(b) Pursuant to the provisions of the Company’s 2010 Long-Term Incentive Plan, as amended (the “Plan”) and the Nonqualified Stock Option Agreements between you and the Company dated as of April 19, 2010 (the “Option Agreements”), you own stock options to purchase shares of common stock of the Company in the following amount at the listed strike price:

•	500.00 shares of common stock of the Company (the “Options”) at a strike price of $395.55.

Pursuant to the Nonqualified Stock Option Agreement, the Company will exercise its right to repurchase your options. Per mutual agreement, the Company will complete this repurchase no later than July 31, 2016. The purchase price for your 500 Optioned Shares (net of the strike price) shall be the stated fair market value at the time of your departure, which the Company will pay in cash upon your surrender of the options through company payroll.

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7. Acknowledgement of Full Payment and Benefits. You acknowledge and agree that the payments and benefits provided under Section 6 of this Agreement are in complete satisfaction of any and all compensation, payments or benefits (including without limitation any severance payments) that may be due to you from the Company, or any of their respective Affiliates, whether for services provided to the Company or otherwise and that no further payments or benefits are owed or will be paid to you.

8. Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement.

In exchange for the compensation provided to you under this Transition and Consultancy Agreement, to which you would not otherwise be entitled, you acknowledge and agree that you will be bound by the following obligations and covenants to the Company and that they that will survive the termination of your employment with the Company (the “Continuing Obligations”):

(a) You agree that for a period of twelve (12) months after the Transition Date (the “Non-Competition Period”), you will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, you agree not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates, as conducted or under consideration at any time during the your employment and further agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which you have provided services as of the Transition Date.

(b) You agree that during the Non-Competition Period you will not, and will not assist any other person to directly or indirectly: (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; (b) seek to persuade any such customer or any prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; (c) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment; or (d) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.

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(c) You agree that you will continue to protect Confidential Information, as defined herein, and that you will never, directly or indirectly, use or disclose it. As used in this Transition and Consultancy Agreement, “Confidential Information” means any and all information of the Company or any of its Affiliates that is not generally known to others with whom it competes or does business or with whom it plans to compete or do business. Confidential Information also includes all information received by the Company or any of its Affiliates from customers or other third parties with any understanding, express or implied, that the information would not be disclosed. You are permitted to discuss significant accomplishments of the Company during your time of employment with prospective employers and recruiters.

(d) You agree that you will not disclose this Transition and Consultancy Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Transition and Consultancy Agreement or any of its terms or provisions to others.

(e) You agree that you will never disparage or criticize the Company, its Affiliates, their business, their management or their products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates and employees of REV Group and American Industrial Partners agree to never disparage or criticize you and will provide enthusiastic and positive references for future employment opportunities.

9. Return of Company Documents and Other Property. In signing this Transition and Consultancy Agreement, you represent, warrant and agree that, except as expressly permitted herein or by the Company in connection with your provision of services during the Consulting Period: (a) you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones, smartphones, and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control; (b) you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates; (c) you will not, following the Transition Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system; and (d) you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in

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obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates. Notwithstanding the foregoing, during the Consulting Period, you will (i) be permitted to retain your Company-provided cell phone, provided that you transfer the phone number to a personal plan and (ii) be permitted to retain your Company-provided computer provided that you have all company information deleted from the hard drive.

10. Employee Cooperation. You agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

11. Release of Claims. In exchange for the benefits provided to you under this Transition and Consultancy Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Transition and Consultancy Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of and offer letter between you and the Company the Option Agreements, your employment, the termination thereof or other relationship or agreement with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights and claims. Nothing in this paragraph releases your 401(K) and unqualified savings, which shall transfer to you in accordance with the governing plan documents, nor the Company’s continuing obligation to indemnify, defend, and hold you harmless for your actions or omissions on behalf of the Company under any applicable law and/or Directors and Officers insurance policies.

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(a) This Transition and Consultancy Agreement, including the release of claims set forth in the paragraph immediately above, creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Transition and Consultancy Agreement. In signing this Transition and Consultancy Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Transition and Consultancy Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 8(d) above; and that, in signing this Transition and Consultancy Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Transition and Consultancy Agreement.

12. Miscellaneous.

All payments made by the Company under this Transition and Consultancy Agreement will be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

(a) This Transition and Consultancy Agreement constitutes the entire agreement between you and the Company or any of its Affiliates, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters.

(b) This Transition and Consultancy Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and Tim Sullivan or his expressly authorized designee. The captions and headings in this Transition and Consultancy Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Transition and Consultancy Agreement.

(c) The obligation of the Company to make payments to you under this Transition and Consultancy Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Transition and Consultancy Agreement (including without limitation the Continuing Obligations).

(d) This is a Florida contract and shall be governed and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof. You agree to submit to the exclusive jurisdiction of the courts of the State of Florida in connection with any dispute arising out of this Transition and Consultancy Agreement.

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(e) If the terms of this Transition and Consultancy Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it. You may revoke this Transition and Consultancy Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you do not revoke this Transition and Consultancy Agreement, then, on the eighth (8th) day following the date that you signed it (the “Effective Date”), this Transition and Consultancy Agreement will take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

(f) In the event of your death, all of the contents of this agreement survive and any remaining payments will be made to your estate.

Sincerely,

By:	/s/ Dean Nolden
Dean Nolden
CFO
REV Group, Inc.

Accepted and agreed:

Signature:	/s/ James McGinn
James McGinn

Date:	1/27/2016

TO BE SIGNED ON LAST DAY OF ACTIVE EMPLOYMENT.

I reaffirm acceptance and agreement as of my Transition Date on	6/17/2016 .
(date)

Signature:	/s/ James McGinn
James McGinn

Date:	6/17/2016

REVgroup.com